UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SPECIAL VALUE CONTINUATION FUND, LLC
SPECIAL VALUE CONTINUATION PARTNERS, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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March 8, 2011

Re: Special Value Continuation Fund – Proposed Fund Conversion

Dear Partner:

We would like to inform you of an exciting development for Special Value Continuation Fund, LLC (the “Fund”). We propose to convert the Fund to a business development company (“BDC”) and to take the Fund public. If we proceed with this conversion, we would seek a transaction that would be around our net asset value. We believe that conversion into a BDC could benefit the Fund by increasing its size and operating profile, improving its ability to transact and to utilize its attractive leverage package, and allowing its expenses to be spread over a larger equity base. In addition to providing an attractive investment structure for new potential investors, we expect that conversion into a BDC would benefit current investors by providing those who seek liquidity with an opportunity to sell their interests after a customary lock-up period expires.

Enclosed for your review is a brief summary that describes the types of changes that would be implemented upon conversion of the Fund into a BDC. The Board of Directors of the Fund already has unanimously approved the conversion into a BDC. Any conversion requires the approval of a majority of the Fund’s outstanding shares to approve the conversion in accordance with the SEC’s proxy rules.

In connection with the potential conversion to a BDC, we have filed a preliminary Consent Solicitation Statement (the “Statement”), which explains the conversion in detail and which we will use to ask you for your consent once it is finalized over the next few weeks. Consents cannot be taken or solicited until the SEC has had an opportunity to review the Statement and you have been furnished a definitive Statement.

As the preliminary Statement is subject to review and comment by the SEC, there is currently no need for you to do anything at this time. However, we thought it was important to keep you apprised of these recent developments and we expect to send you a definitive statement in the coming weeks. To obtain any further information regarding the conversion, please contact Elizabeth Greenwood, Secretary and Chief Compliance Officer of the Fund at (310) 566-1043.

If the public offering is not successful, no conversion will occur.

Please feel free to call us with any questions.

Sincerely,

Tennenbaum Capital Partners, LLC

Enclosure

Additional Information and Where to Find It

On March 8, 2011, Special Value Continuation Fund, LLC (“SVCF”) and Special Value Continuation Partners, LP (“SVCP,” and collectively with SVCF, the “Funds”) filed a preliminary consent solicitation statement in connection with proposals to approve the conversion of each Fund to a business development company, approve each Fund’s investment advisory agreement and elect a board nominee. Prior to mailing the consent solicitation statement, the Funds will furnish a definitive consent solicitation statement to their shareholders, together with a WHITE consent card. The Funds’ shareholders are strongly advised to read the Funds’ consent solicitation statement as it contains important information. Shareholders may obtain the Funds’ preliminary consent solicitation statement, any amendments or supplements thereto and other documents filed by the Funds with the Securities and Exchange Commission at http://www.sec.gov or by calling Elizabeth Greenwood, Secretary and Chief Compliance Officer of the Funds at (310) 566-1043. You may find the preliminary consent solicitation statement at http://www.sec.gov/Archives/edgar/data/1370754/000114420411013411/v213591_pre14a.htm. Detailed information regarding the names, affiliations and interests of the directors of the Funds and the officers of the Funds who are participants in the solicitation of consents from the Funds’ shareholders is available in the Funds’ preliminary consent solicitation statement, which was filed with the Securities and Exchange Commission on March 8, 2011.

Special Value Continuation Fund, LLC

Key Changes upon Conversion to a BDC

1.	Term. The Fund’s current term expires July 31, 2016. In connection with the conversion, the expiration date would be eliminated and there would be no scheduled expiration of the Fund.
2.	Shareholder Withdrawal and Transfer Restrictions. The Fund’s Operating Agreement currently prohibits shareholder withdrawal. There is currently no market for transferring interests. Transfers may only be made to qualified investors and are subject to consent of the Managing Member. In connection with conversion, the Fund’s shares would be registered with the Securities and Exchange Commission, and would be publicly traded on the NASDAQ Global Select Market.
3.	Structure & Taxes. Upon completion, the Fund would be a Delaware corporation. Conversion to a BDC would not impact the tax status of the Fund. The Fund would continue to be treated as a regulated investment company (“RIC”) for U.S. federal income tax purposes. As a RIC, the Fund is not taxed on its income to the extent that it distributes such income each year to investors and satisfies other applicable income tax requirements. The Fund would also continue to not be treated as holding plan assets for purposes of the Employment Retirement Income Security Act of 1976 (“ERISA”). Also, non-U.S. investors would continue to be exempt from U.S. tax withholding on distributions to the extent permitted by U.S. tax law.
4.	Target Investments. The Fund would focus on middle market debt transactions. Broadly speaking, a BDC is a specialized type of closed end investment company that invests at least 70% of its assets in securities of private and small capitalization U.S. companies that are not primarily engaged in financial businesses such as banking, insurance and securities. We would expect that the Fund would focus mostly on debt instruments.
5.	Advisory Fee and Carried Interest. The Fund currently pays a management fee to the Investment Manager equal to 1% of total available capital and incentive compensation to the Investment Manager equal to (i) 100% above a hurdle rate of 8% per annum, up to an amount equal to 25% of the aggregate cumulative distributions of net realized and unrealized income and gain to the holders of common shares, and (ii) thereafter an amount such that the holders of common shares receive 80% of distributions and the Manager receives 20% of distributions. Due to BDC requirements a change in the management fee is proposed. Investment managers of BDCs typically receive a management of fee 1.5% to 2.0% on total assets (in many cases, including cash) and 20% of annual profits subject, in some cases, to certain constraints. The proposed change contemplates a fee consisting of (1) a management fee of 1.5% of total assets (excluding cash and cash equivalents), and (2) an incentive compensation component computed separately with respect to ordinary income and capital gains, each of which, unlike most BDCs, will be subject in its entirety to a total return limitation similar to the current Fund structure. In addition, unlike most BDCs, the total return limitation will be measured against contributed common equity instead of against the then current net asset value. Because the new base management fee is calculated on a more narrowly defined asset base, it would be in effect lower than the current management fee based on asset levels in 2009 and 2010. No incentive compensation will be incurred until January 1, 2013. Beginning January 1, 2013, the new incentive compensation will equal the sum of (1) 20% of all ordinary income since that date and (2) 20% of all net realized capital gains (net of any net unrealized capital depreciation) since that date, with each component being subject to a total return limitation of 8% of contributed common equity.
6.	Director Changes. In connection with the conversion into a BDC and the initial public offering, one of the Fund’s independent directors, L.R. Jalenak would become an `interested person` due to his affiliation with one of the underwriters in the transaction. As such, Mr. Jalenak resigned from the Board and a new independent director, Eric Draut, was appointed to the Board. Mr. Draut recently completed a twenty year career at Unitrin, Inc., serving the last nine years as Executive Vice President, Chief Financial Officer and a member of its board of directors. In addition to seeking shareholder consent for conversion into a BDC, the Statement also seeks shareholder consent to Mr. Draut’s appointment as an independent director.